AlphaStream Portfolios, Inc.

CODE OF ETHICS

March 2005 (Revised April 2007)

AlphaStream Portfolios, Inc. (“AlphaStream”) hereby specifies and sets forth the minimum standards and enforcement of ethical conduct expected and required of the firm’s director’s, officers and employees (collectively, the “Representatives”) and of those service providers and other agents (collectively, the “Providers”) that work on behalf of clients of the firm.  At all times AlphaStream will endeavor to hire qualified individuals or associate with Providers that have the character and integrity to best serve clients of AlphaStream and exhibit voluntary compliance with standards higher than the minimum expressed.  Ultimately, the mission of this investment advisory firm is to provide performance with integrity.

This document will address professional conduct in two ways: the Corporate Principles (the “Principles”) and the Rules of Ethical Professional Behavior (the “Rules”).

The Principles serve as model standards of exemplary professional conduct and they express the general concepts and principles from which the more specific Rules are derived.

The Rules are specific standards of a mandatory and enforceable nature. They prescribe the absolute minimum level of conduct required of every employee.  Only a substantiated violation of the Rules will constitute sufficient grounds for disciplinary action or termination. The Principles and Rules are to be used by the President or Compliance Officer of AlphaStream to promote a fair and equitable manner to deal with alleged ethics violations.  The President or Compliance Officer may refer to applicable decisions in previous actions taken under the confines of this Code.

The ALPHASTREAM PORTFOLIOS, INC. Code of Ethics

The assignment of full discretionary authority to AlphaStream Portfolios, Inc. by a client with regard to an investment advisory account demands the highest form of ethical behavior on the part of the investment adviser to support the level of trust afforded by the client.  This discretionary authority imposes an obligation on employees of AlphaStream Portfolios Inc.  to maintain high standards of academic and technical competence, morality, and integrity. To this end, the following AlphaStream Portfolios Code of Ethics (the “Code”) serves as the guiding document.

All Representatives and Providers of AlphaStream will receive a copy of this Code and any amendments to this Code.  All employees must certify in writing that they have:

(a)

Received a copy of the Code (and, from time to time, any amendments);

(b)

Read and understand all provisions of the Code (and, from time to time, any amendments); and

(c)

Agree to comply with terms of this Code (and, from time to time, any amendments).

Principle #1

Representatives and Providers should endeavor as professionals to place the interest of clients above their own.

Rule 1.1 – A Representative or a Provider has a duty to understand and abide by all Rules that are prescribed in this Code.

Rule 1.2 – A Representative or Provider shall not directly or indirectly condone any act that such person is prohibited from performing by the Rules of this Code.

Principle #2

Representatives and Providers should seek continually to maintain and improve their professional knowledge, skills, and competence.

Rule 2.1 – A Representative or Provider shall keep informed on all matters that are essential to the maintenance of his or her professional competence in the area in which he/she specializes and/or claims expertise.

Principle #3

Representatives and Providers should obey all laws and regulations and avoid any conduct or activity that could cause unjust harm to those who rely upon the professional judgment and skill of their effort.

Rule 3.1 - A Representative shall be subject to disciplinary action and a Provider will be subject to termination for professional misconduct and has the duty to know and comply with all applicable laws and regulations, including all applicable federal securities laws, and all legal limitations pertaining to the employee's professional activities.

Rule 3.2 – As a fiduciary, AlphaStream, it’s Representatives and Providers have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients, and therefore a Representative or Provider shall place the needs and best interest of the client above the needs and interests of AlphaStream, Representatives or Providers in all cases; and shall not allow the pursuit of financial gain or other personal benefit to interfere with the exercise of sound professional judgment and skills.

Rule 3.3 - In the conduct of business or professional activities, a Representative or Provider shall not engage in any act or omission of a dishonest, deceitful or fraudulent nature.

Rule 3.4 – A Representative or Provider shall not knowingly misrepresent or conceal any material limitation on their ability to provide the scope or quality of service that will meet the minimum commitment of service made to the client.

Rule 3.5 - In representing any aspect of the capabilities of AlphaStream Portfolios, Inc., a Representative or Provider shall not knowingly misrepresent or conceal any material limitations on the firm’s ability to meet the stated commitment to the client, and shall scrupulously avoid any statements which are likely to mislead the client regarding the future results of any commitment or subsequent recommendation.

Rule 3.6 – A Representative or Provider has the duty to disclose fully and accurately the material facts representing the true costs, benefits, and limitations of any service or product offered by AlphaStream; and to disclose any actual or potential conflict of interest that could impair objectivity.

Rule 3.7 – A Representative or Provider shall not disclose to another person any confidential information entrusted to or obtained by the Representative or Provider in the course of the employee's activity on behalf of AlphaStream, unless a disclosure of such information is required by law or is made to a person who necessarily must have the information in order to discharge legitimate occupational or professional duties.

Rule 3.8 – A Representative or Provider shall not accept inappropriate gifts, favors, special accommodations or other things of material value that would influence their decision-making or make them feel beholden to a person or entity.

Principle #4

Representatives should be diligent in the performance of their occupational duties.

Rule 4.1 – A Representative shall competently and consistently discharge his or her duties to every client and Provider, so long as those duties are consistent with what is in the client's best interests.

Rule 4.2 - In the making of oral or written representations of the firm’s capabilities to clients, a Representative or Provider shall (a) distinguish clearly between fact and opinion, and (b) support the representations with appropriate research and adequate documentation of facts.

Principle #5

Representatives and Providers should assist in maintaining the integrity of the AlphaStream Portfolios Code of Ethics.

Rule 5.1 – A Representative shall not recommend anyone as a potential hire for the firm who is known by the Representative to engage in business or professional practices that violate the spirit and Rules of this Code.

Rule 5.2 – A Representative or Provider possessing unprivileged information concerning an alleged violation of this Code shall, upon request, reveal such information to the authority empowered by AlphaStream to investigate or act upon the alleged violation.

Principle #6

Representatives and Providers should assist in maintaining the integrity of personal securities transactions.

Rule 6.1 – A Representative or Provider should conduct all personal securities transactions in such a manner as to be consistent with this Code.

Rule 6.2 – All personal securities transactions of Representatives and Providers shall avoid any actual or potential conflict of interest or any abuse of a Representative or Provider’s position of trust and responsibility.

Rule 6.3 – Any Provider who:

(a)

has access to non-public information regarding client’s purchase or sale of securities or non-public information regarding portfolio holdings or any account AlphaStream Portfolios and it’s control affiliates manage, or

(b)

is involved in making securities recommendations to clients, or has access to such recommendations that are non-public (an “Access Person”),

then that Provider must pre-clear his or her participation in an initial public offering of any entity’s securities, or his or her acquisition of securities in a limited offering, with the chief compliance officer.

Rule 6.4  - AlphaStream will review personal securities transactions and holdings reports periodically.  AlphaStream will maintain the following records in a readily accessible place:

1.

A copy of each code that has been in effect at any time during the past five years;

2.

A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an employee;

4.

Holdings and transaction reports made pursuant to the Code;

5.

A list of the names of a persons who are currently, or within the past five years were, Access Persons;

6.

A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings and initial public offerings for at least five years after the end of the fiscal year in which approval was granted.

Reporting Requirements

1.

Holding Reports – All Access Persons must submit to the designated compliance officer a report of all holdings of securities within ten (10) days of becoming an Access Person, and thereafter on an annual basis.  The Holdings Report must include

i.

The title and exchange ticker symbol or CUSIP number, type of security, number of shares or units of the securities, and the principal amount (if applicable) of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

ii.

The name of any broker dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit, and;

iii.

The date the Report is submitted.

2.

Quarterly Transaction Reports - All Access Persons must submit to the designated Compliance Officer transaction reports no later than thirty (30) days after the end of each calendar quarter covering all transactions in securities during the quarter.  The transaction reports must include information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.  The reports must include:

i.

 The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principle amount (if applicable) of each reportable security involved;

ii.

The nature of the transaction;

iii.

The price of the security at which the transaction was effected;

iv.

The name of the broker, dealer, or bank with or through which the transaction was effected; and

v.

The date the report is submitted.

Complaint Procedures for Allegations of Ethics Violations

1.

All potential breaches of ethical conduct must be documented, and be accompanied by a detailed account of the situation with relevant documents attached and reported to the designated compliance officer.

2.

The appropriate representative of the firm will contact a Representative or Provider who has allegedly committed a violation.  The Representative or Provider will be given ample opportunity to defend himself or herself, both verbally and in writing, against any alleged violation of the Code.

Remedies for Violations of this Code

1. If a Representative is found guilty of a violation of this Code, the President or Compliance Officer can take one of the following actions:

• Dismiss the case with no action.

• Reprimand the employee.

• Impose penalties, which may include loss of pay or benefits, loss of seniority or responsibility, or suspension of employment with or without pay.

• Termination of employment.

2. If a Provider is found guilty of a violation of this Code, the contract language pertaining to alteration or termination of the contractual obligation between AlphaStream Portfolios and the Provider is subject to being invoked.

This document was adapted from the Code of Ethics for the International Association of Financial Planners, dated April 1991.  The model Code was acquired from the website for the Center for the Study of Ethics in the Professions, Illinois Institute of Technology.